EXHIBIT 10.1

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT ("Agreement") is made and entered into as of July 31, 2000, by and between TEKELEC, a California corporation ("Borrower"), and UNION BANK OF CALIFORNIA, N.A., a national banking association ("Bank").

         SECTION 1.  THE LOAN

         1.1 THE REVOLVING LOAN. Bank will loan to Borrower an amount not to exceed Twenty Million Dollars ($20,000,000) outstanding in the aggregate at any one time (the "Revolving Loan"). Borrower may borrow, repay and reborrow all or part of the Revolving Loan in amounts of not less than One Hundred Thousand Dollars ($100,000) in accordance with the terms of the Revolving Note (as such term is defined hereinbelow). All borrowings of the Revolving Loan must be made before July 31, 2001 (the "Revolving Loan Termination Date"), at which time all unpaid principal of and accrued but unpaid interest on the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by a promissory note (the "Revolving Note") on the standard form used by Bank to evidence its commercial loans. Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed to be the amount of the Revolving Loan outstanding. The omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

                  1.1.1 THE L/C LINE. Bank shall issue, for the account of Borrower, one or more irrevocable commercial or standby letters of credit (individually, an "L/C" and collectively, the "L/Cs") and in the case of commercial L/Cs, calling for drafts at sight covering the importation or purchase of goods required in the normal course of business. Each L/C shall be drawn on such terms and conditions as are acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form for L/C application and reimbursement agreement. The aggregate amount available to be drawn under all outstanding L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn L/Cs shall not exceed Five Million Dollars ($5,000,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan. No L/C shall have an expiration date more than 365 days from its date of issuance. No L/C shall expire after the Revolving Loan Termination Date.

         1.2 TERMINOLOGY. As used herein, the following terms shall have the following meanings:

                  (a) "Loan" shall mean, collectively, all of the credit facilities described above.

                  (b) "Loan Documents" shall mean all documents, instruments and agreements executed in connection with this Agreement.

                  (c) "Note" shall mean, collectively, all of the promissory notes described above.

         1.3 PURPOSE OF LOAN. The proceeds of the Revolving Loan shall be used for Borrower's general corporate purposes and working capital.


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                                                                    EXHIBIT 10.1

         1.4 INTEREST. The unpaid principal balance of the Loan shall bear interest at the rate or rates provided in the Note and selected by Borrower. The Loan may be prepaid in full or in part only in accordance with the terms of the Note and any such prepayment shall be subject to the prepayment fee provided for therein.

         1.5 COMMITMENT/DOCUMENTATION FEE. Borrower shall pay a commitment/documentation fee to Bank in the sum of Fifty Thousand Dollars ($50,000) on or before August 15, 2000. In the event that Borrower does not pay such commitment fee to Bank before August 15, 2000, then Bank shall autocharge Borrower's operating account with Bank for the amount of such commitment fee. No portion of such commitment fee shall be reimbursable.

         1.6 UNUSED COMMITMENT FEE. On the last calendar day of the third month following the execution of this Agreement and on the last calendar day of each three (3) month period thereafter until the Revolving Loan Termination Date, or on the earlier termination of the Loan, Borrower shall pay to Bank a fee of thirty one-hundredths percent (.30%) per annum on the average unused portion of the Loan for the preceding three (3) month period, computed on the basis of actual days elapsed of a year of 360 days.

         1.7 BALANCES. Borrower shall maintain its major depository accounts with Bank until the Note and all other sums payable pursuant to this Agreement have been paid in full.

         1.8 DISBURSEMENT. Bank shall disburse the proceeds of the Loan as provided for in Bank's standard form Authorization to Disburse executed by Borrower.

         1.9 SECURITY. Prior to any disbursement of the Loan, Borrower shall have executed a security agreement, on Bank's standard form, and a financing statement, suitable for filing in the office of the Secretary of State of the State of California and any other state designated by Bank, granting to Bank a first priority security interest in such of Borrower's property as is described in said security agreement. Exceptions to Bank's first priority, if any, are permitted only as otherwise provided in this Agreement. At Bank's request, Borrower will also obtain executed landlord's and mortgagee's waivers on Bank's form covering all of Borrower's property located on leased or encumbered real property.

         1.10 CONTROLLING DOCUMENT. In the event of any inconsistency between the terms of this Agreement and the Note or any of the other Loan Documents, the terms of the Note or such other Loan Documents will prevail over the terms of this Agreement.


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                                                                    EXHIBIT 10.1

         SECTION 2.  CONDITIONS PRECEDENT

         Bank shall not be obligated to disburse all or any portion of the proceeds of the Loan unless at or prior to the time for the making of such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

         2.1 COMPLIANCE. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with prior to or at the date of the making of such disbursement and shall have executed and delivered to Bank the Note and the other Loan Documents.

         2.2 GUARANTIES. IEX Corporation, a Nevada corporation ("Guarantor"), shall have executed and delivered to Bank a continuing guaranty in form and amount satisfactory to Bank. In addition, any and all future domestic subsidiaries of Borrower shall promptly execute and deliver to Bank continuing guaranties in form and amount satisfactory to Bank.

         2.3 BORROWING RESOLUTION. Borrower shall have provided Bank with certified copies of resolutions duly adopted by the board of directors of Borrower, authorizing the execution, delivery and performance of this Agreement and the Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement and to do the things required of Borrower pursuant to this Agreement.

         2.4 TERMINATION STATEMENTS. Borrower shall have provided Bank with UCC-2 termination statements executed by such secured creditors as may be required by Bank suitable for filing with the Secretary of State in each state designated by Bank.

         2.5 CONTINUING COMPLIANCE. At the time any disbursement is to be made, there shall not exist any event, condition or act which constitutes an Event of Default under Section 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute an Event of default; nor shall there be any such event, condition, or act immediately after the disbursement were it to be made.

         SECTION 3.  REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants that:

         3.1 BUSINESS ACTIVITY. The principal business of Borrower is the design, manufacture, and support of network system products, diagnostic systems and selected service applications for telecommunications networks and call centers.

         3.2 AFFILIATES AND SUBSIDIARIES. Borrower's affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or at least a 25% ownership interest) and their addresses, and the names of Borrower's principal shareholders, are as provided on a schedule delivered to Bank on or before the date of this Agreement.


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                                                                    EXHIBIT 10.1

         3.3 AUTHORITY TO BORROW. The execution, delivery and performance of this Agreement, the Note and all other Loan Documents are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

         3.4 FINANCIAL STATEMENTS. The financial statements of Borrower and its subsidiaries on Form 10Q, including both a consolidated balance sheet at March 31, 2000, together with supporting schedules, and a consolidated income statement for the three (3) months ended March 31, 2000, have heretofore been furnished to Bank, and are true and complete and fairly represent the financial condition of Borrower and its subsidiaries during the period covered thereby. Since March 31, 2000, there has been no material adverse change in the financial condition or operations of Borrower or any of its subsidiaries.

         3.5 TITLE. Except for assets which may have been disposed of in the ordinary course of business, Borrower and its subsidiaries have good and marketable title to all of the property reflected in the financial statements of Borrower and its subsidiaries delivered to Bank and to all property acquired by Borrower and its subsidiaries since the date of such financial statements, free and clear of all liens, encumbrances, security interests and adverse claims (collectively, "Liens"), except for Liens incurred in the ordinary course of business which do not result in a material adverse effect on the financial condition of Borrower or any of its subsidiaries.

         3.6 LITIGATION. There is no litigation or proceeding pending or threatened against Borrower or any of its subsidiaries, or any of their respective properties, which is reasonably likely to result in a material adverse effect on the financial condition, property or business of Borrower or any of its subsidiaries or result in liability in excess of Borrower's or any such subsidiary's insurance coverage.

         3.7 DEFAULT. Borrower is not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an Event of Default under Section 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default.

         3.8 ORGANIZATION. Borrower is duly organized and existing under the laws of the State of California, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

         3.9 POWER. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all of the other Loan Documents.

         3.10 AUTHORIZATION. This Agreement and all things required by this Agreement have been duly authorized by all requisite corporate action of Borrower.

         3.11 QUALIFICATION. Borrower is duly qualified and in good standing in any jurisdiction where such qualification is required.

         3.12 COMPLIANCE WITH LAWS. Borrower is in compliance with all applicable laws, rules, ordinances and regulations which materially affect the operations or financial condition of Borrower.


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

                                                                    EXHIBIT 10.1

         3.13 ERISA. All defined benefit pension plans (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of Borrower meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

         3.14 REGULATION U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and none of the proceeds of the Loan will be used directly or indirectly for such purpose.

         3.15 "SENIOR INDEBTEDNESS" AS DEFINED IN THE INDENTURE DATED AS OF NOVEMBER 2, 1999 BETWEEN BORROWER AND BANKERS TRUST COMPANY ("INDENTURE"). The obligations and liabilities of Borrower to Bank thereunder shall constitute "senior Indebtedness," as such term is defined in the Indenture.

         3.16 CONTINUING REPRESENTATIONS. These representations shall be con-sidered to have been made again at and as of the date of each disbursement of the Loan and shall be true and correct as of such date or dates.

         SECTION 4. AFFIRMATIVE COVENANTS

         Until the Note and all sums payable pursuant to this Agreement and the Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

         4.1 USE OF PROCEEDS. Borrower will use the proceeds of the Revolving Loan only as provided in subsection 1.3 hereof.

         4.2 PAYMENT OF OBLIGATIONS. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

         4.3 MAINTENANCE OF EXISTENCE. Borrower will maintain and preserve its existence and assets and all rights, franchises, licenses and other authority necessary for the conduct of its business and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of the properties of Borrower.


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

                                                                    EXHIBIT 10.1

         4.4 RECORDS. Borrower will keep and maintain full and accurate accounts and records of its operations according to generally accepted accounting principles and will permit Bank to have access thereto, to make examination and photocopies thereof, and to make audits during regular business hours. Costs for such audits shall be paid by Borrower.

         4.5 INFORMATION FURNISHED. Borrower will furnish to Bank:

                  (a) Within forty-five (45) days after the close of each fiscal quarter, except for the final fiscal quarter of each fiscal year, the unaudited, consolidated balance sheet of Borrower and its subsidiaries on Form 10Q as of the close of such fiscal quarter, including at least the unaudited, consolidated income and expense statement of Borrower and its subsidiaries with supportive schedules for such fiscal quarter, prepared in accordance with generally accepted accounting principles;

                  (B) WITHIN ONE HUNDRED TWENTY (120) DAYS AFTER THE CLOSE OF EACH FISCAL YEAR, A COPY OF ITS STATEMENT OF FINANCIAL CONDITION ON FORM 10K, INCLUDING AT LEAST THE CONSOLIDATED BALANCE SHEET OF BORROWER AND ITS SUBSIDIARIES AS OF THE CLOSE OF SUCH FISCAL YEAR AND THE CONSOLIDATED INCOME AND EXPENSE STATEMENT OF BORROWER AND ITS SUBSIDIARIES FOR SUCH FISCAL YEAR, EXAMINED AND PREPARED ON AN AUDITED BASIS BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS SELECTED BY BORROWER AND REASONABLY SATISFACTORY TO BANK, IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES APPLIED ON A BASIS CONSISTENT WITH THAT OF THE PREVIOUS FISCAL YEAR;

                  (c) Within one hundred twenty (120) days after the close of each fiscal year, a copy of its internally prepared consolidating statement of financial condition, including at least the consolidating balance sheet of Borrower and its subsidiaries as of the close of such fiscal year and the consolidating income and expense statement of Borrower and its subsidiaries for such year and such other financial statements and information relating to Borrower and its subsidiaries as Bank may reasonably request from time to time;

                  (D) IN CONNECTION WITH EACH FINANCIAL STATEMENT PROVIDED HEREUNDER, A STATEMENT EXECUTED BY A RESPONSIBLE OFFICER OF BORROWER, CERTIFYING THAT NO EVENT OF DEFAULT HAS OCCURRED AND NO EVENT EXISTS WHICH WITH NOTICE OR THE LAPSE OF TIME, OR BOTH, WOULD RESULT IN AN EVENT OF DEFAULT HEREUNDER;

                  (e) In connection with each fiscal year end statement required hereunder, any management letter of Borrower's independent certified public accountants as requested by Bank;

                  (f) Within forty-five (45) days after the close of each fiscal quarter and within one-hundred twenty (120) days after each fiscal year end, a certification of compliance with all covenants under this Agreement, executed by Borrower's chief financial officer or other duly authorized officer of Borrower, in form acceptable to Bank;


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

                                                                    EXHIBIT 10.1

                 (G) PROMPT WRITTEN NOTICE TO BANK OF ALL EVENTS OF DEFAULT UNDER ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR OF ANY EVENT OF DEFAULT UNDER ANY OTHER AGREEMENT, CONTRACT, DOCUMENT OR INSTRUMENT ENTERED INTO, OR TO BE ENTERED INTO, WITH BANK; AND OF ANY LITIGATION WHICH, IF DECIDED ADVERSELY TO BORROWER OR ANY OF ITS SUBSIDIARIES, WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE FINANCIAL CONDITION OF BORROWER OR ANY OF ITS SUBSIDIARIES; AND OF ANY OTHER MATTER WHICH HAS RESULTED IN, OR IS LIKELY TO RESULT IN, A MATERIAL ADVERSE CHANGE IN THE FINANCIAL CONDITION OR OPERATIONS OF BORROWER OR ANY OF ITS SUBSIDIARIES; AND

                  (H) WHEN POSSIBLE, PRIOR WRITTEN NOTICE TO BANK OF ANY CHANGES IN BORROWER'S CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER, SENIOR DIRECTOR OF FINANCE OR TREASURER (OR PROMPT WRITTEN NOTICE FOLLOWING ANY UNANTICIPATED AND UNEXPECTED CHANGE IN ANY OF SUCH OFFICERS); BORROWER'S NAME; OR THE LOCATION OF BORROWER'S ASSETS, PRINCIPAL PLACE OF BUSINESS OR CHIEF EXECUTIVE OFFICE.

         4.6 LIQUID ASSETS. Borrower will at all times maintain Liquid Assets of not less than Twenty Million Dollars ($20,000,000). As used herein, the term "Liquid Assets" shall mean cash and marketable securities (short-term and long-term) owned by Borrower.

         4.7 CONSOLIDATED TOTAL DEBT TO CONSOLIDATED TANGIBLE NET WORTH. Borrower will maintain at all times a ratio of Consolidated Total Debt to Consolidated Tangible Net Worth of not greater than 1.0 to 1.0 as at the end of each fiscal quarter. As used in this Agreement, "Total Debt" shall mean total liabilities of Borrower or any of its subsidiaries as defined by GAAP on a consolidated basis less indebtedness of Borrower or any of its subsidiaries subordinated to Bank. "Consolidated Tangible Net Worth" shall mean the net worth of Borrower and its subsidiaries, increased by indebtedness of Borrower or any of its subsidiaries subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets of Borrower or any of its subsidiaries, organizational expenses and monies due from affiliates to Borrower or any of its subsidiaries (including the officers, shareholders and directors of any thereof).

         4.8 CONSOLIDATED ROLLING-FOUR QUARTER EBITDA. Borrower will achieve consolidated rolling-four quarter EBITDA of not less than Forty Million Dollars ($40,000,000) for each fiscal quarter. "Consolidated Rolling-Four Quarter EBITDA" shall mean the net profit after taxes of Borrower and its subsidiaries for the preceding four (4) fiscal quarters, plus interest expense, taxes, depreciation and amortization for Borrower or any of its subsidiaries for such four (4) fiscal quarters, less interest income of Borrower and its subsidiaries for such four (4) fiscal quarters.

         4.9 MINIMUM FISCAL YEAR END NET PROFIT AFTER TAX. Borrower will achieve minimum consolidated net profit after tax, as defined by GAAP, of not less than One Dollar ($1.00) as of the end of each fiscal year end.

         4.10 INSURANCE. Borrower will keep all of its insurable property, whether real, personal or mixed, insured by companies and in amounts approved by Bank against fire and such other risks, and in such amounts, as is customarily obtained by companies conducting similar business with respect to like properties. Borrower will furnish to Bank statements of its insurance coverage, will promptly furnish other or additional insurance deemed necessary by and upon request of Bank to the extent that such insurance may be available and hereby assigns to Bank, as security for Borrower's obligations to Bank, the proceeds of any such insurance. Prior to any disbursement of the Loan, Bank will be named loss payee on all policies insuring collateral and such policies shall require at least ten (10) days' written notice to Bank before any policy may be altered or cancelled.


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

                                                                    EXHIBIT 10.1

Borrower will maintain adequate worker's compensation insurance and adequate insurance against liability for damage to persons or property.

         4.11 ADDITIONAL REQUIREMENTS. Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning the affairs of Borrower and its subsidiaries as Bank may request from time to time.

         4.12 LITIGATION AND ATTORNEYS' FEES. Borrower will pay promptly to Bank upon demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff) and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents, whether or not an arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

         4.13 BANK EXPENSES. Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting any and all amendments and modifications to this Agreement and the Loan Documents, including but not limited to attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

         4.14 REPORTS UNDER PENSION PLANS. Borrower will furnish to Bank, as soon as possible and in any event within fifteen (15) days after Borrower knows or has reason to know that any event or condition with respect to any defined benefit pension plans of Borrower described in subsection 3.13 hereof has occurred, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.


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

                                                                    EXHIBIT 10.1


         SECTION 5.  NEGATIVE COVENANTS

         Until the Note and all other sums payable pursuant to this Agreement and the Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

         5.1 LIENS. Borrower will not, and will not permit any of its subsidiaries to create, assume or permit to exist any Lien on any of its property, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except for (a) Liens, if any, in favor of Bank, (b) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or similar legislation, (c) Liens created to secure indebtedness permitted by subsection 5.2(c) hereof, which is incurred solely for the purpose of financing the acquisition of such assets and incurred at the time of acquisition, so long as each such Lien shall at all times be confined solely to the asset or assets so acquired (and proceeds thereof), and refinancings thereof so long as any such Lien remains solely on the asset or assets acquired and the amount of such indebtedness related thereto is not increased, (d) minor encumbrances and easements on real property which do not affect its market value, (e) Liens for taxes not delinquent and for taxes and other items being contested in good faith, (f) Liens on personal property in existence on the date of this Agreement and (g) Liens in respect of judgments or awards for which appeals or proceedings for review are being prosecuted and in respect of which a stay of execution upon any such appeal or proceeding for review shall have been secured, provided that (i) Borrower or such subsidiary shall have established adequate reserves for such judgments or awards, (ii) such judgments or awards shall be fully insured and the insurer shall not have denied coverage, or (iii) such judgments or awards shall have been bonded to the satisfaction of Bank.

         5.2 INDEBTEDNESS. Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only and without any fee other than fees normally charged by the financial institution for deposit or collection services. Borrower will not, nor shall it permit any subsidiary to create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, or suffer to exist any indebtedness, except (a) indebtedness under this Agreement and the Loan Documents, (b) accounts payable and accrued liabilities incurred in the ordinary course of business, (c) indebtedness, including in respect of capitalized lease obligations, incurred to purchase, or to finance the purchase of, assets which constitute property, plant and equipment, in an aggregate principal amount not in excess of Five Million Dollars ($5,000,000), (d) interest hedging obligations under interest hedge agreements entered into with Bank or any other financial institution, (e) obligations under foreign exchange hedge agreements entered into with Bank or any other financial institution, (f) indebtedness existing on the date of this Agreement (including overdraft lines for Japanese subsidiary), or permitted to be incurred under agreements existing on the date of this Agreement, including renewals, replacements and refinancings (but no increases) thereof, (g) indebtedness in respect of endorsement of negotiable instruments in the ordinary course of business, (h) indebtedness owing to Borrower or any of its subsidiaries by any subsidiary of Borrower which has executed a continuing guaranty in favor of Bank as provided for herein, and (i) guaranties by subsidiaries of Borrower of indebtedness of Borrower or other subsidiaries of Borrower, to the extent such underlying indebtedness is permitted hereunder,

                                                                    EXHIBIT 10.1

         5.3 SALE OF ASSETS. Borrower will not, and will not permit any of its subsidiaries to, sell, lease, transfer or otherwise dispose of, any of its assets except (a) inventory in the ordinary course of business, (b) obsolete or worn-out assets and (c) provided that no Event of Default or event which, with notice or lapse of time, or both, would become an Event of Default, exists or would exist immediately prior to or after giving effect thereto, sales of other assets, the fair market value of which shall not exceed One Million Dollars ($1,000,000) in aggregate amount during any fiscal year.

         5.4 LIQUIDATION OR MERGER. Borrower will not, and will not permit any of its subsidiaries to, at any time:

                  (a) liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, except that (i) a subsidiary of Borrower may liquidate or dissolve into Borrower, (ii) a subsidiary of Borrower may liquidate or dissolve into a domestic subsidiary, (iii) a foreign subsidiary of Borrower may liquidate or dissolve into another direct foreign subsidiary of Borrower or a domestic subsidiary; or

                  (b) enter into any merger or consolidation unless (i) with respect to a merger or consolidation involving Borrower, Borrower shall be the surviving corporation, or if the merger or consolidation involves a subsidiary of Borrower and not Borrower, such subsidiary shall be the surviving corporation, in each case other than solely to effect a change of the jurisdiction of incorporation of Borrower or any of its subsidiaries, (ii) such transaction shall not be utilized to circumvent compliance with any term or provision hereof, (iii) no Event of Default shall then be in existence or occur as a result of such transaction and (iv) no domestic subsidiary shall be permitted to enter into any merger or consolidation with a foreign subsidiary unless such domestic subsidiary shall be the surviving corporation.

         5.5 ACQUISITIONS. Borrower will not, and shall not permit any of its subsidiaries to purchase all or any portion of the stock, equity interests or assets of any person or entity; provided, however, that Borrower or any of its subsidiaries may make any acquisition so long as (a) the board of the company to be acquired has approved the transaction; (b) the company to be acquired is in a line of business similar to Borrower's; (c) immediately prior to and after giving effect to the proposed acquisition as evidenced by a proforma compliance certificate provided to Bank there shall not exist an Event of Default hereunder, (d) the consideration payable or to be paid by Borrower or such subsidiary for such acquisition does not exceed Thirty Million Dollars ($30,000,000) per single acquisition or Ninety Million Dollars ($90,000,000) during any 12-month period for more than one acquisition and (e) in the case of any proposed acquisition Borrower shall have provided Bank with the pro forma financial statements of Borrower and its subsidiaries (including the person or entity so acquired) prior to the consummation of such acquisition.

         5.6 INVESTMENTS. Borrower will not, and will not permit any subsidiary to, make any investment, except that Borrower and any of its subsidiaries may purchase or otherwise acquire and own (a) cash, cash equivalents, and marketable securities, (b) accounts receivable and notes receivable that arise in the ordinary course of business and are payable on standard terms, (c) investments in existence on the date of this Agreement, (d) investments in the form of interest hedge agreements permitted by subsection 5.2(d) hereof, (e) investments consisting of advances to employees in the ordinary course of business, (f) investments in existing domestic subsidiaries of Borrower, (g) investments made after the date of this Agreement in foreign subsidiaries of Borrower in an aggregate amount not to exceed Five Million Dollars ($5,000,000), (h) minority investments in other persons or entities, provided that each such person or entity is engaged primarily in the business of the manufacture and distribution of software and hardware for computer networking and activities directly related thereto and (i) other investments not to exceed Five Million Dollars ($5,000,000) in the aggregate at any time outstanding.

                                                                    EXHIBIT 10.1

         5.7 RESTRICTED PAYMENTS. Borrower shall not, and shall not permit any of its subsidiaries to, directly or indirectly, declare, pay or make any Restricted Payments except for (a) Dividends payable to stockholders of Borrower, (b) Dividends payable by a subsidiary of Borrower to Borrower or to domestic subsidiary of Borrower, (c) provided that no Event of Default exists or will exist immediately prior to or after giving effect to such Restricted Payment, acquisition of shares of capital stock pursuant to employee stock purchase plans or agreements to repurchase directors' qualifying shares not to exceed One Million Dollars ($1,000,000) in aggregate amount during any fiscal year, and (d) provided that no Event of Default exists or will exist immediately prior to or after giving effect to such Restricted Payment and provided that Borrower provides Bank with a minimum seven (7) days written notice, redemption of Borrower's $135,000,000 3.25% Convertible Subordinated Discount Notes provided that the cash principal and interest payment for such redemption does not exceed $12,000,000. As used herein, the term "Restricted Payments" shall mean, collectively, (i) Dividends and (ii) any (A) payment or prepayment of principal, premium or penalty on any subordinated indebtedness of Borrower or any of its subsidiaries, or any defeasance, redemption, purchase, repurchase or other acquisition or retirement for value, in whole or in part, of any subordinated indebtedness (including, without limitation, the setting aside of assets of the deposit of funds therefor), other than the conversion thereof into capital stock, and (B) prepayment of interest on any subordinated indebtedness. As used herein, the term "Dividends" shall mean, as to Borrower or any of its subsidiaries, (i) any declaration or payment of any dividend (other than a stock dividend) on, or the making of any distribution, loan, advance or investment to or in any holder of, any shares of capital stock of, or other similar interest in, Borrower or such subsidiary and (ii) any purchase, redemption or other acquisition or retirement for value of any shares of capital stock of, or similar interest in, Borrower or such subsidiary.

         5.8 AFFILIATE TRANSACTIONS. Borrower will not transfer any property to its stockholders or any affiliate of its stockholders, except for value received in the normal course of business as business would be conducted with an unrelated or unaffiliated entity.

         5.9 CAPITAL EXPENDITURES. Borrower will not make, and will not permit any of its subsidiaries to make, capital expenditures in excess of Twenty Five Million Dollars ($25,000,000) in the aggregate in any fiscal year; and shall only make such expenditures as are necessary for Borrower and its subsidiaries in the conduct of its ordinary course of business. Each capital expenditure shall be needed by Borrower or any of its subsidiaries in the ordinary course of its business. As used herein, the term "capital expenditures" shall include the current expense portion of all leases, whether or not capitalized, and shall also include the current portion of any indebtedness used to finance capital expenditures.

                                                                    EXHIBIT 10.1

         SECTION 6.  EVENTS OF DEFAULT

         The occurrence of any of the following events (collectively, "Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Note, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

         6.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Documents; or

         6.2 Any default shall occur under the Note; or

         6.3 Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents; or

         6.4 Any guaranty or subordination required hereunder is breached or becomes ineffective, or any Guarantor or subordinated creditor shall die, disavow or attempt to revoke or terminate such guaranty or subordination.

         SECTION 7.  MISCELLANEOUS PROVISIONS

         7.1 ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

         7.2 NONWAIVER. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No consent or waiver shall be effective unless it is in writing and signed by an officer of Bank.

         7.3 INUREMENT. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, and any assignment by Borrower without Bank's consent shall be null and void.

         7.4 APPLICABLE LAW. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed in accordance with the laws of the State of California.

         7.5 SEVERABILITY. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective. In the event of any conflict between the provisions of this Agreement and the provisions of the Note or any reimbursement agreement evidencing any indebtedness hereunder, the provisions of the Note or such reimbursement agreement shall prevail.

                                                                    EXHIBIT 10.1

         7.6 INTEGRATION CLAUSE. Except for the Loan Documents, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications, whether verbal or written, between Borrower and Bank shall be of no further effect or evidentiary value.

         7.7 CONSTRUCTION. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         7.8 AMENDMENTS. This Agreement may be amended only in writing signed by all parties hereto.

         7.9 COUNTERPARTS. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but when together shall be one and the same instrument.

         7.10 CONFIDENTIALITY. Bank agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement or the Loan Documents in confidence, except that Bank may disclose such confidential information (a) to affiliates of Bank, (b) to legal counsel and accountants for Borrower or Bank, (c) to other professional advisors to Borrower or Bank, provided that the recipient has accepted such confidential information subject to a confidentiality agreement substantially similar to this Section 7.10, (d) to regulatory officials having jurisdiction over Bank, (e) as required by law or legal process, provided that Bank agrees to notify Borrower of any such disclosures unless prohibited by applicable law, or in connection with any legal proceeding to which Bank and Borrower are adverse parties, and (f) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of Bank's interests hereunder or a participation interest in the Note, provided that the recipient has accepted such confidential information subject to a confidentiality agreement substantially similar to this Section 7.10. For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower or any of its subsidiaries reasonably considered by Borrower to be confidential, other than (i) information previously filed with any governmental agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, Bank, and (iii) information previously disclosed by Borrower to any person or entity not associated with Borrower which does not owe a professional duty of confidentiality to Borrower or which has not executed an appropriate confidentiality agreement with Borrower. Nothing in this Section 7.10 shall be construed to create or give rise to any fiduciary duty on the part of Bank to Borrower.

         SECTION 8.  NOTICES

         8.1 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given:
(a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; and
(d) upon telephoned confirmation of receipt, if telecopied.

         8.2 The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

                                                                    EXHIBIT 10.1

         THIS AGREEMENT is executed on behalf of the parties by their duly authorized officers as of the date first above written.

TEKELEC

By: /s/ DOUGLAS W. MOXLEY
        ------------------------------------------
Title:  ASSISTANT VICE PESIDENT
        ------------------------------------------
By: /s/ PAUL J. PUCINO
        ------------------------------------------
Title:  CHIEF FINANCIAL OFFICER AND VICE PRESIDENT
        ------------------------------------------
Address:

Tekelec
26580 Aguora Road
Calabasas, California 91302
Attention: Mr. Douglas W. Moxley
           Assistant Vice President &
           Controller

Telecopier No.: 818-880-7807
Telephone No.: 818-880-7753


UNION BANK OF CALIFORNIA, N.A.

By: /S/ JOHN KASE
        ------------------------------------------
Title:  VICE PRESIDENT AND SR. CREDIT EXECUTIVE
        ------------------------------------------
Address:

Union Bank of California, N.A.
445 South Figueroa Street,
10th Floor
Los Angeles, California 90071
Attention: John Kase
Vice President & Senior Credit Executive
Telecopier No.: 213-236-7637
Telephone No.: 213-236-7329

                                   Exhibit B
                                   ---------

                                 PROMISSORY NOTE
                                   BASE RATE

UNION
  BANK OF
CALIFORNIA
                                                                  HARLEY/N/11198
--------------------------------------------------------------------------------
Borrower Name TEKELEC

--------------------------------------------------------------------------------
Borrower Address           Office          Loan Number
                           30361
                           -----------------------------------------------------

26580 AGOURA ROAD          Maturity Date            Amount
CALABASAS, CA 91302-1997     JULY 31, 2001        $20,000,000.00
--------------------------------------------------------------------------------

Date JULY 31, 2000                                                $20,000,000.00

FOR VALUE RECEIVED, on JULY 31, 2001 the undersigned ("Debtor") promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. ("Bank"), as indicated below, the principal sum of TWENTY MILLION AND NO/100 Dollars ($20,000,000.00), or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at a per annum rate or rates and at the times set forth below.

1. INTEREST PAYMENTS. Debtor shall pay interest MONTHLY. Should interest not be paid when due, it shall become a part of the principal and thereafter bear interest as herein provided. All computations of Interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.

         a. BASE INTEREST RATE. At Debtor's option, amounts outstanding hereunder in minimum amounts of at least $ 100,000.00 shall bear interest at a rate, based on an index selected by Debtor, which is
         1.500 % per annum in excess of Bank's LIBOR Rate for the Interest Period selected by Debtor, acceptable to Bank.

         No Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Debtor. The exercise of interest rate options by Debtor shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this note.

         To exercise this option, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected Index, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the LIBOR Rate, shall follow the date of such selection by no more than two (2) Business Days).

         Bank will mail a written confirmation of the terms of the selection to Debtor promptly after the selection is made. Failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the selection, the Index selected is unavailable for any reason, the selection shell be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.

         b. VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall beer interest at a rate per annum equal to the Reference Rate, which rate shall vary as and when the Reference Rate changes.

         If any interest rate defined in this note ceases to be available from Bank for any reason, then said interest rate shall be replaced by the rate then offered by Bank, which, in the sole discretion of Bank, most closely approximates the unavailable rate.

         At any time prior to the maturity of this note, subject to the provisions of paragraph 4, below, of this note, Debtor may borrow, repay and reborrow hereon so long as the total outstanding at any one time does not exceed the principal amount of this note. Debtor shall pay all amounts due under this note in lawful money of the United States at Bank's COMMERCIAL FINANCIAL SERVICES GROUP Office, or such other office as may be designated by Bank, from time to time.

2. LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to FIVE AND NO/100 percent( 5.000 %) in excess of the interest rate specified in paragraph 1.b, above, calculated from the date of default until all amounts payable under this note are paid in full.

4. PREPAYMENT.

a. Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Debtor may prepay amounts outstanding under this note bearing interest at a Base Interest Rate in whole or in part provided Debtor has given Bank not less than five (5) Business Days prior written notice of Debtor's intention to make such prepayment and pays to Bank the prepayment fee due as a result. The prepayment fee shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to its scheduled payment date. The prepayment fee shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

b. In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive.

c. Bank shall provide Debtor a statement of the amount payable on account of prepayment. Debtor acknowledges that (i) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base Interest Rate Loan for the entire Interest Period, and (ii) Bank would not lend to Debtor without Debtor's express agreement to pay Bank the prepayment fee described above.

DEBTOR INITIAL HERE:  /s/DM, /s/PJP
                      -----  ------

5. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include, but not be limited to, any of the following: (a) the failure of Debtor to make any payment required under this note when due; (b) any breach; misrepresentation or other default by Debtor, any guarantor, co-maker, endorser, or any person or entity other than Debtor providing security for this note (hereinafter individually and collectively referred to as the "Obligor") under any security agreement, guaranty or other agreement between Bank and any Obligor; (c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor's debts as such debts become due; (d) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor, relief; (e) the assignment by any Obligor for the benefit of such Obligor's creditors; (f) the appointment, or commencement of any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of any Obligor's property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the revocation of any guaranty or subordination agreement given in connection with this note; (j) the failure of any Obligor to comply with any order, judgement, injunction, decree, writ or demand of any court or other public authority; (k) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes other than property taxes; (l) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money; (m) the issuance against any Obligor, or the property of any Obligor, of any writ of attachment, execution, or other judicial lien; or (n) the deterioration of the financial condition of any Obligor which results in Bank deeming itself, in good faith, insecure. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under d, e, f, or g, all principal and interest shall automatically become immediately due and payable.

6. ADDITIONAL AGREEMENTS OF DEBTOR. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys' fees, incurred by Bank in the collection or enforcement of this note. Debtor and any endorsers of this note, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term 'Debtor' includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors end assigns, hereby consent to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state's law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank.

7. DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below: "BASE INTEREST RATE" means a rate of interest based on the LIBOR Rate. "BASE INTEREST RATE LOAN" means amounts outstanding under this note that bear interest at a Base Interest Rate. "BASE RATE MATURITY DATE" means the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate Loan. "BUSINESS DAY" means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR Rate, on which dealings in U.S. dollar deposits outside of the United States may be carried on by Bank. "INTEREST PERIOD" means with respect to funds bearing interest at a rate based on the LIBOR Rate, any calendar period of one, three, six, nine or twelve months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day. "LIBOR RATE" means a per annum rate of interest (rounded upward, if necessary, to the nearest 1/100 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States would be offered to Bank, outside of the United States, for a term coinciding with the Interest Period selected by Debtor and for an amount equal to the amount of principal covered by Debtor's interest rate selection, plus Bank's costs, including the cost, if any, of reserve requirements. "ORIGINATION DATE" means the first day of the Interest Period.

"REFERENCE RATE" means the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.


TEKELEC

By:  /s/ DOUGLAS MOXLEY
     ----------------------------------    ------------------------------
     DOUGLAS MOXLEY, CONTROLLER


By:  /s/ PAUL PUCINO
     ----------------------------------    ------------------------------
     PAUL PUCINO, CHIEF FIN. OFFICER

     ----------------------------------    ------------------------------

     ----------------------------------    ------------------------------

     ----------------------------------    ------------------------------

     ----------------------------------    ------------------------------

     ----------------------------------    ------------------------------

     ----------------------------------    ------------------------------